Exhibit 10.1

SUPPLEMENTAL INDENTURE NO. 1

SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of April 17, 2012 among EVERTEC, LLC, a Puerto Rico limited liability company (which prior to the Conversion (as defined below) was formerly known as EVERTEC, Inc, the “Issuer”), EVERTEC Finance Corp., a Puerto Rico corporation and Wholly-Owned Subsidiary of the Issuer (“Finance Corp”) and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 30, 2010, providing for the issuance of the Issuer’s 11% Senior Notes due 2018 (the “Notes”), initially in the aggregate principal amount of $220,000,000;

WHEREAS, the Issuer converted to a Puerto Rico limited liability company by the filing of a Certificate of Conversion and a Certificate of Formation with the Department of State of Puerto Rico (the “Conversion”), which resulted in the Issuer’s corporate form changing from a corporation to a limited liability company and its name changing from “EVERTEC, Inc.” to “EVERTEC, LLC”;

WHEREAS, the Conversion is permitted by the terms of the Indenture;

WHEREAS, the Issuer intends to enter into that certain Tax Payment Agreement, dated as of April 17, 2012, by and among the Issuer, Carib Holdings, LLC, a Puerto Rico limited liability company and the direct parent of the Issuer (“Carib Holdings”), and Carib Latam Holdings, Inc., a Puerto Rico corporation and the direct parent of Carib Holdings (“Carib Inc.”), in the form attached as Exhibit A hereto (the “Tax Payment Agreement”), providing for certain payments by the Issuer to be made to Carib Inc. in respect of taxes;

WHEREAS, the parties hereto desire to amend the Indenture, as permitted by Sections 9.01(a) (iii) and (viii), to, among other things: (a) have the Issuer affirm and assume the obligations under the Indenture and the Notes (to the extent such assumption is required under Section 5.01 of the Indenture as a result of the Conversion of the Issuer), (b) add Finance Corp as a co-issuer party to the Indenture and (c) permit the Issuer to make payments to Carib Inc. as contemplated by the Tax Payment Agreement;

WHEREAS, pursuant to Section 9.01(a)(iii) and (viii) of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Officer’s Certificate and Opinion of Counsel referred to in Section 9.06 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, Finance Corp and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

CAPITALIZED TERMS; RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Relation to Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.03. General References. All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

SECTION 2.01. Definitions. (a) The following definitions are hereby added to Section 1.01 of the Indenture in proper alphabetical sequence:

“Carib Inc.” means Carib Latam Holdings, Inc., a Puerto Rico corporation (and any and all successors thereto).

“Carib Holdings” means Carib Holdings, LLC (formerly known as Carib Holdings, Inc.), a Puerto Rico limited liability company (and any and all successors thereto).

“Co-Issuers” means the Issuer and Finance Corp.

“Issuer” means EVERTEC, LLC (formerly known as EVERTEC, Inc.), a Puerto Rico limited liability company (and any and all successors thereto).

“Finance Corp” means EVERTEC Finance Corp., a Puerto Rico corporation (and any and all successors thereto).

“Tax Payment Agreement” means that certain Tax Payment Agreement, dated as of April 17, 2012, by and among the Issuer, Carib Holdings and Carib Inc. and/or any other direct or indirect parent of the Issuer, as amended, supplemented or modified from time to time, so long as any such amendment, supplement or modification does not adversely affect the rights of any holder.

(b) The last paragraph of the definition of “Consolidated Net Income” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

Notwithstanding the foregoing, for the purpose of Section 4.04 only, (i) there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such Section pursuant to clauses (D) and (E) of the definition of “Cumulative Credit” and (ii) to the extent that as determined under GAAP the aggregate of the Net Income of the Issuer and its Subsidiaries that are Restricted Subsidiaries for such period, on a consolidated basis, are not reduced by the provision for taxes based on income, profits or capital of the Issuer and its Subsidiaries that are Restricted Subsidiaries as a result of the Issuer being converted from a corporation to a limited liability company, then Consolidated Net Income shall be reduced by any payments made by the Issuer pursuant to the Tax Payment Agreement with respect to such period that were accounted for as a dividend or did not otherwise reduce Net Income of the Issuer and its Subsidiaries that are Restricted Subsidiaries for such period.

(c) The definition of “Consolidated Taxes” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, Commonwealth of Puerto Rico, franchise, property and similar taxes, and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations). Notwithstanding the foregoing, to the extent that Consolidated Net Income was reduced in such period by any payment under the Tax Payment Agreement pursuant to clause (ii) of the last paragraph of the definition of Consolidated Net Income, then for the purpose of calculating EBITDA, Consolidated Taxes shall be deemed to include the amounts referred to in clause (ii) of such definition of Consolidated Net Income with respect to such period.

SECTION 2.02. Application of Definitions. Each instance of the defined term “Issuer” in (a) Sections 4.01, 4.06(b) (with respect to only the third, fourth and fifth paragraphs thereof), 4.08, 4.09, 4.10, 4.14, 4.15, 6.01(a)-(b), 6.01(e)-(g), 6.08, 6.09, 6.10 and 6.12 of the Indenture, (b) Articles II, III, VII, VIII, IX, XII and XIII of the Indenture and (c) Appendix A and Exhibits A, B, C and D to the Indenture, is hereby amended to refer to the defined term “Co-Issuers”; provided, however, the term “Issuer” in each of such Sections, Articles Appendix or Exhibits shall not be changed to “Co-Issuers” with respect to a particular instance to the extent that in such instance a reference is being made to an Officer’s Certificate or an Officers’ Certificate. The term “Carib Holdings, Inc.” in Section 4.03(b)(xviii) of the Indenture is hereby amended to refer to the defined term “Carib Holdings”.

SECTION 2.03. Co-Issuer Party. The following Section 4.18 is hereby added to Article IV of the Indenture:

SECTION 4.18. Restrictions on Activities of Finance Corp. Other than in connection with or incident to its obligations relating to the Notes under this Indenture and its existence, Finance Corp will not hold any assets, incur any Indebtedness or become liable for any obligations or engage in any business activities, including, without limitation, any business activities that would be the subject of the covenants set forth in this Indenture; provided however, that Finance Corp may be a co-obligor or a guarantor with respect to Indebtedness permitted to be Incurred by this Indenture if the Issuer is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Issuer or one or more of the Issuer’s Subsidiaries other than Finance Corp, including without limitation, Indebtedness under the Credit Agreement. Finance Corp shall not consolidate, amalgamate or merge with or into or wind up into any Person unless either (x) Finance Corp is the surviving person or (y) (i) the Person formed by or surviving any such consolidation, amalgamation, merger or winding up (if other than Finance Corp) is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, the Commonwealth of Puerto Rico or any other territory of the United States (the “Finance Corp Successor”), (ii) the Finance Corp Successor expressly assumes all the obligations of Finance Corp under this Indenture pursuant to supplemental indentures or other documents or instruments and (iii) the Finance Corp Successor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or winding up and such supplemental indentures comply with this Indenture. Notwithstanding the foregoing, at any time after the Issuer is a corporation, Finance Corp may consolidate or merge with or into the Issuer or any Restricted Subsidiary. The Finance Corp Successor, will succeed to, and be substituted for, Finance Corp as a Co-Issuer under this Indenture and the Notes, and in such event Finance Corp will automatically be released and discharged from its obligations under this Indenture and the Notes.

SECTION 2.04. Future Note Guarantors. Section 4.11 is hereby amended to add the words “or Finance Corp” immediately after the words “Receivables Subsidiary”.

SECTION 2.05. Successors. The following clause (vi) is hereby added to Section 5.01(a) of the Indenture and the existing clause (vi) is hereby labeled clause (vii):

(vi) if the Successor Company is not organized as a corporation after such transaction, Finance Corp or a successor corporation which is a Subsidiary of the Successor Company shall continue to be a co-issuer of the Notes and shall have confirmed its obligations under this Indenture and the Notes pursuant to a supplemental indenture or other documents or instruments;

SECTION 2.06. Limitation on Restricted Payments. The following clause (xix) is hereby added to Section 4.04(b) of the Indenture:

(xix) so long as no Default shall have occurred and be continuing, payments pursuant to the Tax Payment Agreement with respect to any and all taxes (including estimated taxes) imposed under the laws of Puerto Rico, the laws of the United States of America or by any other jurisdiction or any political (including municipal) subdivision or authority or agency in Puerto Rico, the United States of America or such other jurisdiction, that would have been imposed on the Issuer because of its own assets or operations, or because of the assets or operations of any Subsidiaries or other Persons in which the Issuer has direct or indirect Equity Interests that are treated as partnerships for tax purposes of that jurisdiction, if the Issuer had been a corporation for the tax purposes of that jurisdiction, together with all interest and penalties with respect thereto, provided that the Issuer is no longer a corporation for the tax purposes of that jurisdiction by reason of one or more of (i) the conversion of the Issuer to a Puerto Rico limited liability company, (ii) the election of the Issuer to be treated as a partnership for Puerto Rico tax purposes, or (iii) the election of the Issuer to be treated as a disregarded entity for United States federal income tax purposes (“Taxes”), reduced by the Issuer taking into account any applicable net operating losses or other tax attributes of Carib Inc. or Carib Holdings that reduce Carib Inc.’s or Carib Holdings’ liability for Taxes in such period; provided further, that such payments pursuant to the Tax Payment Agreement permitted under this clause (xix) shall not exceed the net amount of Taxes that Carib Inc. and Carib Holdings actually owe to the appropriate taxing authority for a taxable period.

SECTION 2.07. Defeasance. Section 8.01(b) is hereby amended to delete the words “and 4.12” and add the words “, 4.12 and 4.18” immediately after the word “4.11.”

SECTION 2.08. Exhibits. Each of (a) the first sentence of clause 4 of the “Form of Reverse Side Initial Note” of Exhibit A to the Indenture and (b) the first sentence of clause 4 of “Form of Reverse Side of Exchange Note” of Exhibit B to the Indenture, is hereby replaced with the words “The Notes are issued under an Indenture dated as of September 30, 2010 (as amended, supplemented or otherwise modified, the “Indenture”).

SECTION 2.09. Effect of Amendments. The parties hereto hereby agree that the Issuer and Finance Corp shall not be required under Section 9.05 of the Indenture to issue a new Note reflecting the terms amended in accordance with this Supplemental Indenture. The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture.

ARTICLE III

ASSUMPTION OF OBLIGATIONS

SECTION 3.01. Assumption of Obligations. Each of the Issuer and Finance Corp hereby assumes, agrees to be bound by, and agrees to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all obligations of the Issuer under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture, as amended by this Supplemental Indenture.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 4.02. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 4.03. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 4.04. Effect of Headings. The section headings herein have been inserted for convenience of reference only, and are not intended to be considered a part thereof and shall not modify or restrict any of the terms or provisions hereof.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

EVERTEC, LLC

By:	/s/ Carlos Ramirez
Name: Carlos Ramirez
Title: Executive Vice President

EVERTEC FINANCE CORP.

By:	/s/ Carlos Ramirez
Name: Carlos Ramirez
Title: Executive Vice President

Supplemental Indenture No. 1

WILMINGTON TRUST, NATIONAL ASSOCIATION (successor by merger to Wilmington Trust FSB), as Trustee

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title:Vice President

Supplemental Indenture No. 1